                                                                   Exhibit 3.1


                              ARTICLES OF INCORPORATION

                                         OF

                         CATAPULT COMMUNICATIONS CORPORATION


                                         I.

     The name of this corporation is Catapult Communications Corporation.

                                         II.

     The address of the corporation's resident agent in the State of Nevada is 1100 East William Street, Suite 207, Carson City, Nevada 89701. The name of its resident agent at that address is GKL Statutory Agent & Filing Services, Inc.

                                        III.

     The corporation is authorized to issue two classes of stock, designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is Twenty-Five Million (25,000,000), $.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000), $.001 par value per share.

     The undesignated shares of Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.


                                        IV.

     The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation. The current Board of Directors consists of four (4) members, and the names and addresses of such directors are as follows:

     NAME                ADDRESS

     Richard A. Karp     c/o Catapult Communications Corporation
                         160 South Whisman Road
                         Mountain View, CA 94041

     John M. Scandalios  79 Lane Place
                         Atherton, CA 94027

     Chuck Waggoner      185 Berwick Way
                         Sunnyvale, CA 94087

     Nancy Karp          c/o Catapult Communications Corporation
                         160 South Whisman Road
                         Mountain View, CA 94041


                                         V.

     The name and address of the incorporator signing the articles of incorporation is Henry P. Massey, Jr., c/o Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304-1050.

                                        VI.

          To the fullest extent permitted by the Nevada General Corporation Law as the same exists or as may hereafter be amended, a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or knowing violations of law or (ii) the payment of distributions in violation of Nevada General Corporation Law.

          The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the corporation or any predecessor to the corporation.

          Neither any amendment nor repeal of this Article 6, nor the adoption of any provision of this corporation's articles of incorporation inconsistent with this Article 6, shall eliminate or reduce the effect of this Article 6 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 6, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     THE UNDERSIGNED, being the sole incorporator for the purpose of forming a corporation in pursuance of the General Corporation Law of Nevada, being Chapter 78 of the Nevada Revised Statutes, and the Acts amendatory thereof and supplemental thereto, does make and file this certificate, hereby declaring and certifying that the facts herein stated are true.


                              /s/ Henry P. Massey, Jr.
                              ----------------------------------------
                              Henry P. Massey, Jr., Incorporator

STATE OF CALIFORNIA           )
                              )
County of Santa Clara         )


     On this ______ day of________________, before me,_______________________, a Notary Public, State of California, duly commissioned and sworn, personally appeared Henry P. Massey, Jr., personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he executed it.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the Santa Clara County of California on the date set forth above on this certificate.


                              ________________________________________
                              Notary Public, State of California

                              My commission expires __________________

                              CERTIFICATE OF ACCEPTANCE


     The GKL STATUTORY AGENT & FILING SERVICES, INC. hereby accepts appointment as Resident Agent for Catapult Communications Corporation, a Nevada corporation.



_______________________                 GKL STATUTORY AGENT & FILING
Date                                    SERVICES, INC.


                                        By:  ______________________________

                                        Title:  ___________________________